EXHIBIT 99.2

Hooper Holmes

Fred Lash

Chief Financial Officer

908/766-5000

Financial Dynamics

Investors: Jonathan Birt/Lanie Marcus

Media: Sean Leous

(212) 850-5600

HOOPER HOLMES ANNOUNCES EXECUTIVE APPOINTMENTS AND THE

FORMATION OF THE OFFICE OF THE CHAIR

- Appoints Michael Benton as Head of Newly-Formed Hooper Holmes International –

- Daniel R. Ross and John Spenser Named Executive Vice Presidents of Hooper Holmes, Inc. -

BASKING RIDGE, NJ – February 17, 2005 – Hooper Holmes, Inc. (AMEX:HH) announced today that it has strengthened its operational management to capitalize on opportunities in the market place and further grow its franchise. As part of this new initiative, Michael Benton, head of Hooper Holmes’ UK-based Medicals Direct, will run Hooper Holmes International and will report directly to Jim McNamee, Hooper Holmes’ Chairman and Chief Executive Officer. Hooper Holmes International is a strategy development unit which will enable the existing businesses to expand globally into new markets with product development and innovative services.

Mr. McNamee commented, “Mr. Benton’s tremendous success with Medicals Direct makes him the ideal candidate to run Hooper Holmes International. Under his demonstrated leadership, I believe that Hooper Holmes International will fuel our international expansion and assist with our growth in U.S. markets.”

The Company also announced that Daniel Ross has been named Executive Vice President of Hooper Holmes, Inc. Mr. Ross will continue in his role as General Manager of the Diversified Business Unit, which has been renamed the Claims Evaluation Division, reporting to Mr. McNamee.

Additionally, John Spenser has been appointed Executive Vice President, Chief

Administrative/Technology Officer. Mr. Spenser will also report directly to Mr. McNamee and will have full responsibility for Corporate Information Technology, Administrative Services, Employee Financial/Payroll Services and Human Resources.

Mr. Spenser, as Director of Finance and Information Technology for Medicals Direct, has played an important role in that company’s success. He is a Chartered Accountant in the United Kingdom and a Fellow of the Institute of Chartered Accountants in England and Wales.

Mr. McNamee added, “Mr. Spenser’s appointment demonstrates our continued commitment to technology and our belief in its critical role in Hooper Holmes’ growth. I look forward to working closely with John in his new role and expect to see exciting technological advances at Hooper Holmes under his leadership.”

Mr. Benton, Mr. Ross and Mr. Spenser will all become members of the newly-formed Office of the Chair, which will be lead by Jim McNamee. Tom Gracey, CEO of the Company’s Mid-America Agency Services subsidiary, will also join the Office of the Chair as a special consultant.

Mr. McNamee concluded, “The Office of the Chair will be responsible for the design and execution of the Company’s Strategic Plan.”

Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 200 locations nationwide and in the United Kingdom.

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